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                                                                    Exhibit 99.3

                            Director Nominee Consent

         The undersigned, being advised that he has been nominated as a Director of DAG Media, Inc., a New York corporation (the " Company"), and is take office upon completion of the offering of Common Shares of the Company, hereby consents to the use of his name as a Director Nominee of the Company in the registration statement pursuant to which such Common Shares will be offered and any registration statement filed pursuant to Rule 462(b) under the Securities Act as amended.

                                                          /s/ Eran Goldshmid
                                                         -----------------------
                                                             Eran Goldshmid

Dated: March 9, 1999